Exhibit 5.1

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

March 5, 2020

Meridian Corporation

9 Old Lincoln Highway

Malvern, Pennsylvania 19335

Re:	Meridian Corporation — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to and for Meridian Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to $40,000,000 principal amount of the Company’s 5.375% Fixed-to-Floating Subordinated Notes due 2029 (the “New Notes”) in exchange for a like principal amount of the Company’s outstanding unregistered 5.375% Fixed-to-Floating Subordinated Notes due 2029 (the “Old Notes”).  The New Notes will be issued pursuant to an indenture dated as of December 18, 2019 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”) as contemplated by the Registration Rights Agreement, dated as of December 18, 2019, among the Company and the purchasers of the Old Notes (the “Registration Rights Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)                                     the Registration Statement;

(ii)                                  the Registration Rights Agreement;

(iii)                               the Indenture;

(iv)                              the form of global note representing the New Notes;

(v)                                 the Company’s Articles of Incorporation, as amended, in effect on the date hereof;

(vi)                              the Company’s Bylaws, as amended, in effect on the date hereof;

(vii)                           resolutions of the Company’s Board of Directors and the Pricing Committee thereof with respect to the offer and sale of the Old Notes and the exchange of New Notes for Old Notes; and

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

A Pennsylvania Limited Liability Partnership

(viii)                        such other records, documents, certificates and statutes as we have deemed necessary for purposes of this opinion letter.

In rendering this opinion, we have assumed and relied upon, without independent investigation (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals and (iii) the conformity to the originals of all documents submitted to us as certified, electronic or photostatic copies. We also have assumed and relied upon, without independent investigation, that the Trustee is in full compliance with the terms of the Indenture and that the Indenture has been duly authorized, executed and delivered by, and is valid and binding upon, the Trustee and enforceable against the Trustee in accordance with its terms.

The law covered by the opinions expressed herein is limited to the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the State of New York. We are not rendering any opinion as to compliance with any federal or state law, rule, or regulation relating to securities, or to the sale or issuance thereof. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of the Commission’s Regulation S-K, and we express no opinion as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the New Notes.

Our opinions are limited and qualified in all respects by the effects of (i) general principles of equity and limitations on availability of equitable relief, including specific performance, whether applied by a court of law or equity, (ii) bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance or fraudulent transfer, receivership, and other laws now or hereafter in force affecting the rights and remedies of creditors generally (not just creditors of specific types of debtors) and other laws now or hereafter in force affecting generally only creditors of specific types of debtors, (iii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligations of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (iv) public policy considerations, to the extent that such considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification, release of liability or exculpation with respect to securities law violations.

This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, and subject to the qualifications, assumptions and limitations herein stated, we are of the opinion that, subject to the completion of the actions to be taken by the Company and the Trustee prior to the sale and exchange of New Notes for Old Notes, the New Notes, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes in the manner described in the Registration Statement and the prospectus forming a part thereof and the Registration Rights Agreement, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

This opinion is to be used only in connection with the Registration Statement and the offer to exchange New Notes for Old Notes described herein. This opinion is for your benefit and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and we further consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act, or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP